Exhibit 99.1

FOR IMMEDIATE RELEASE

Collectors Universe Reports Results for
the Second Quarter Ended December 31, 2006

          NEWPORT BEACH, CA, February 9, 2007 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced financial results for its second fiscal quarter and six months ended December 31, 2006.

Operating Results

     Quarter ended December 31, 2006:

          Overview.  Net revenues increased by 18% to $8.8 million for the second quarter of fiscal 2007, compared to $7.4 million for the second quarter of fiscal 2006.  However, notwithstanding that increase, we recorded an operating loss of $875,000 for the second quarter of the current year, compared with operating income of $385,000 for the second quarter of last year, as the increase in net revenues was more than offset by increases in costs of revenue and operating expenses.  As a result, for the second quarter of fiscal 2007, we incurred a loss from continuing operations of $180,000, or $0.02 per diluted share, and a net loss of $100,000, or $0.01 per diluted share.  This compares with income from continuing operations of $554,000, or $0.06 per diluted share, and net income of $735,000, or $0.08 per diluted share, for the second quarter of last year.

          The operating results for this year’s second quarter reflect (i) an increase in operating losses of $747,000 incurred by our diamond grading business as we continued to invest in the further development and future growth of this business; (ii) a decrease of $312,000 in the operating income of our coin authentication and grading business due primarily to increased grader compensation expense as a result of the hiring of additional coin graders to improve service turnaround times and the fact that the operating income in the three months ended December 31, 2005 benefited from the reversal of a compensation expense accrual as a result of the early termination of an employment contract, which did not occur again this year;  and (iii) increased infrastructure-related costs of $147,000, as the Company continues to upgrade and expand its internal systems to support an increased volume of business and entry into new markets.

          Revenues.  The revenue increase of 18% in this year’s second quarter was comprised of (i) a 13% increase in grading and authentication revenues, the total of which accounted for 85% of our total revenues in the second quarter; and (ii) a 57% increase in other related services, which accounted for the other 15% of our total revenues for the quarter.  We were able to achieve the increase in grading and authentication revenues despite a decrease of 3.5% in the total number of units graded and authenticated in this year’s second quarter, as compared to the same quarter last year, primarily due to an increase in the average service fee for the authentication and grading of modern coins and an increase in the number of units authenticated and graded at coin shows, the fees for which are higher than for other authentication and grading services due to the faster turnaround times required by dealers at those shows.  In addition, during this year’s second quarter there were increases in revenues generated in all of the Company’s other grading and authentication markets, due both to internal growth achieved by our other collectibles authentication and grading businesses and the addition of revenues from the authentication and grading of diamonds for a full quarter this year, as compared to a partial quarter last year.  Diamond grading revenues generated during the last six weeks of this year’s second quarter also increased, as compared to the same six weeks of the second quarter last year, indicating that we are succeeding in increasing our market share, albeit modestly.  The 57% increase in other related services reflects increased revenues from club memberships, subscriptions and our dealer financing programs as a result of increased activity in the quarter, as well as revenues generated by the Company’s collectibles trade show and convention business acquired in July 2006.

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          Gross Margin.  Gross margin declined to 50% in the second quarter of the current year from 58% in the same quarter of last year.  That decrease was due primarily to the increase in coin grader compensation, a change in the mix of authentication and grading revenues to a lower proportion of coin authentication and grading revenues, for which the average service fee is generally higher than for our other grading services, and the early stage and seasonality of our new businesses.  Coin authentication and grading revenues accounted for 56% of total revenues in this year’s second quarter compared to 61% in the same quarter of the prior year.

     Six months ended December 31, 2006:

          Overview.  Net revenues increased by 15% to $18.7 million during the six months ended December 31, 2006, from $16.3 million in the same period of the prior year.  However, despite that increase, we incurred an operating loss of $745,000 for the six months ended December 31, 2006, as compared to operating income of $1.5 million in the same six months of last year, because the increase in net revenues was more than offset by increases in costs of revenue and operating expenses.  As a result, income from continuing operations declined to $203,000, or $0.02 per diluted share, and net income declined to $294,000, or $0.03 per diluted share, in the six months ended December 31, 2006, as compared to $1.5 million, or $0.17 per diluted share, and $1.7 million, or $0.19 per diluted share, respectively, for the six months ended December 31, 2005.

          The factors that caused these declines in operating income and income from continuing operations in the first six months of the current year are much the same as those that impacted our operating results in this year’s second quarter: (i) a $1.4 million increase in the operating losses incurred by our diamond grading business due primarily to expenses we incurred to fund new marketing programs and to increase its grading capacity in anticipation of future increases in the volume of diamond grading submissions; (ii) a $600,000 decline in the operating income of our coin grading business, due primarily to higher grader-related costs incurred to improve service turnaround times and the fact that our operating income in the six months ended December 31, 2005 benefited from the reversal of a compensation expense accrual as a result of the early termination of an employment contract, which did not occur again this year; and (iii) increased infrastructure-related costs of $287,000 incurred to upgrade and expand internal systems.

          Revenues.  The 15% increase in net revenues in the six months ended December 31, 2006 was primarily attributable to increases of 7.6% in grading and authentication revenues and 80.8% in revenues generated by other related services.  We achieved the increase in grading and authentication revenues as the total number of units graded and authenticated increased by 6.2% in the current six months compared to the same six months of last year and as a result of a higher average service fee for the grading of modern coins this year as compared to the same six months last year.  Also contributing to the increase in authentication and grading revenues in the six months ended December 31, 2006 were increases in fees generated by other of our grading and authentication businesses, as a result of internal growth achieved by those other collectibles authentication and grading business and the revenues generated by GCAL, which we acquired in November 2005, and by AGL, which we acquired in the first quarter of the current year.  The 80.8% increase in other related services in the six months ended December 31, 2006 was due primarily to (i) increased sales of club memberships and CCE subscriptions, (ii) an increase in interest earned as a result of an increase in the average amount of loans outstanding to dealers under our dealer finance program, and (iii) revenues generated by our collectibles trade show and convention business that we acquired in July 2006.

          Gross Margin.  Gross margin declined to 53% in the six months ended December 31, 2006 from 60% in the same period last year, due primarily to the same factors that caused the decline in our gross margin in this year’s second quarter: (i) higher grader compensation costs due to the addition of more coin graders, (ii) a change in the mix of authentication and grading revenues to a lower proportion of revenues from coin authentication and grading, and (iii) the early stage and seasonality of our new businesses.  Coin authentication and grading revenues accounted for 56% of total revenues in six months ended December 31, 2006 compared to 63% in the same period of the prior year.

Financial Condition

          At December 31, 2006, cash and cash equivalents totaled $43.7 million compared with $52.1 million at June 30, 2006.  The net cash usage of $8.4 million since June 30, 2006 is primarily attributable to $6.3 million of cash used to fund the acquisitions of AGL, our colored gemstone grading business, and Expos, our collectibles trade show and convention business, during the first quarter of fiscal 2007, and $2.0 million of capital expenditures primarily to increase capacity for the diamond grading and colored gemstone operations.  In addition, we used cash of $949,000 for repurchases of our common stock and $1.3 million to pay quarterly cash dividends to our stockholders.  These cash usages were net of repayments on dealer financing notes receivable of $1.8 million.  Total stockholders’ equity was $69.4 million at December 31, 2006, compared with $71.9 million at June 30, 2006.

Commentary and Outlook

          Michael Haynes, Chief Executive Officer, stated, “In this December quarter, our most challenging seasonal quarter, our collectibles operations continued to provide a stable source of operating income and cash flows, which was re-invested in our jewelry operations. Our coin and sportscard operations increased revenues in the second quarter of fiscal 2007 over the second quarter of the prior year, although operating margins declined in coins due to our increase in grading capacity and related costs with our coin experts.  Our diamond and colored gemstone grading operations continue to show improvement in both units and revenue and provided a material amount of revenue at 5% of total revenues, although those operations are continuing to generate losses due to our discretionary marketing investment to capture market share and our continued investment to increase capacity in anticipation of increases in diamond and colored gemstone submissions.  In our corporate activities, we continue to make modest investments in software upgrades and operating systems improvements to increase our operating efficiencies and enhance our Internet presence and functionality.

          “During the upcoming third quarter of fiscal 2007, we expect to continue our marketing investment in our jewelry operations.  Seasonally, for our jewelry operations, the March quarter is somewhat less intense than the December quarter, which benefits from the holiday season. We anticipate adding new customer programs and accounts during the March quarter in our diamond grading operations and we are launching our new services in our colored gemstone grading operations during the March quarter.  Those colored gemstone services are priced to attract authentication and grading submissions of gemstones valued at $500 and up, a large market segment that we believe is not currently addressed in the colored gemstone market.  We expect that the marketing investments and positioning for our jewelry group will enable us to increase our market share as we enter the 2007 holiday season.  For our collectibles operations, the March quarter is seasonally a much better quarter relative to the December quarter.”

Conference Call and Webcast

          Collectors Universe will host a conference call to discuss results today at 4:30 p.m. Eastern/1:30 p.m. Pacific.  Interested parties may participate in the conference call by dialing 800-218-4007 or 303-262-2140, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through February 26, 2007, by dialing 800-405-2236 or 303-590-3000 and entering access code 11083809#.  A live webcast of the conference call will also be available on the Collectors Universe website www.collectors.com under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

          Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstone markets.  The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones.  The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones.  This information is accessible to collectors and dealers at the Company’s web site, www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

          This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

          Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses.  Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2006 which we filed with the Securities and Exchange Commission on September 13, 2006 and our Quarterly Report on Form 10-Q for the second quarter of this year which we will be filing with the SEC today, February 9, 2007.  Due to those risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance.  We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report on our Annual or Quarterly Reports filed with the Securities and Exchange Commission.

Contacts:

Joe Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
jwallace@collectors.com

Melissa Dixon
Investor Relations
The Piacente Group, Inc.
212-481-2050
melissa@thepiacentegroup.com

- Financial Tables Follow -

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
as of December 31, 2006 and June 30, 2006
(in thousands, except per share data)
(unaudited)

	December 31, 2006	June 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$43,719	$52,110
Accounts receivable, net of allowance for doubtful accounts of $70 (December) and $37 (June)	1,534	1,753
Inventories, net	475	437
Prepaid expenses and other current assets	1,268	1,010
Customer notes receivable, net of allowance of $19 (December) and $16 (June)	2,158	3,797
Deferred tax assets	1,414	1,414
Receivables from sale of net assets of discontinued operations	92	196
Current assets of discontinued operations held for sale	57	83

Total current assets	50,717	60,800
Property and equipment, net	3,562	1,897
Goodwill	15,068	9,799
Intangible assets, net	7,052	4,674
Note receivable from sale of discontinued operations	275	321
Deferred tax assets	216	342
Other assets	509	388

	$77,399	$78,221

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$937	$907
Accrued liabilities	2,275	2,043
Accrued compensation and benefits	1,096	1,075
Dividend payable	999	—
Income taxes payable	—	496
Deferred revenue	2,173	1,384
Current liabilities of discontinued operations held for sale	6	8

Total current liabilities	7,486	5,913
Deferred rent	491	402
Other long-term liabilities	40	—
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; 45,000 shares authorized; issued: 8,325 at December 31, 2006 and 8,350 (net of treasury) at June 30, 2006	8	8
Additional paid-in capital	75,402	76,909
Accumulated deficit	(6,028)	(3,990)
Treasury stock, at cost (125 shares)	—	(1,021)

Total stockholders’ equity	69,382	71,906

	$77,399	$78,221

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,

	2006	2005	2006	2005

Net revenues	$8,793	$7,447	$18,691	$16,272
Cost of revenues	4,367	3,118	8,723	6,490

Gross profit	4,426	4,329	9,968	9,782
Selling and marketing expenses	1,433	918	2,695	2,008
General and administrative expenses	3,681	2,991	7,660	6,191
Amortization of intangible assets	187	35	358	55

Total operating expenses	5,301	3,944	10,713	8,254

Operating income (loss)	(875)	385	(745)	1,528
Interest income, net	546	608	1,113	1,150
Other income	2	8	6	16

Income (loss) before income taxes	(327)	1,001	374	2,694
Provision (benefit) for income taxes	(147)	447	171	1,161

Income (loss) from continuing operations	(180)	554	203	1,533
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income loss taxes)	80	181	91	169

Net income (loss)	$(100)	$735	$294	$1,702

Net income (loss) per basic share:
Income (loss) from continuing operations	$(0.02)	$0.07	$0.02	$0.18
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	0.01	0.02	0.01	0.02

Net income (loss)	$(0.01)	$0.09	$0.03	$0.20

Net income (loss) per diluted share:
Income (loss) from continuing operations	$(0.02)	$0.06	$0.02	$0.17
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	0.01	0.02	0.01	0.02

Net income (loss)	$(0.01)	$0.08	$0.03	$0.19

Weighted average shares outstanding:
Basic	8,309	8,488	8,328	8,487
Diluted	8,309	8,803	8,631	8,806

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